Exhibit 10.19

Exclusive Sales Agreement

This Exclusive Sales Agreement (“Agreement”) is made on this 31st day of August, 2009, between Power Hydraulics LLC, located at 1632 Broad Street, Lake Charles, LA 70601, United States, “Power Hydraulics”) and Tianjin New Highland Science and Technology Development Company, Ltd (“Tianjin New Highland”), located at No. 86 ATNHe Road, DaGang, TianJin 300270, China, People’s Republic of China.

Whereas, Power Hydraulics has certain rights to patents (US Patent Numbers 5,413,184, 5,853,056 and 6,125,949) and is the owner or licensee of certain lateral hydraulic jet drilling technology and is the manufacturer of relevant equipments developed for usage with said patents and protected intellectual technology.

Whereas, Tianjin New Highland desires to obtain an exclusive authorization to purchase and use lateral hydraulic jet drilling equipment manufactured by Power Hydraulics within the territory of the People’s Republic of China

Whereas, the parties wish to enter into this exclusive sale agreement within the territory of the People’s Republic of China.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed to, both parties hereto agree to the following terms and conditions:

I.         Definition.

The definition of “Exclusive Sale” or “Exclusive Purchase’ shall mean for purposes hereof that Tianjin New Highland shall be the only party which can purchase or use any of Power Hydraulics’ radial jetting products (“Power Hydraulics’ Products”) from Power Hydraulics within the territory of the People’s Republic of Chinn

II.        Appointment and Territories.

1.         Power Hydraulics hereby authorizes Tianjin New Highland to purchase, and Tianjin New Highland agrees to be the exclusive purchaser of Power Hydraulics Products within the territory of the People’s Republic of China Tianjin New Highland has agreed to exclusively purchase radial jetting products from Power Hydraulics.

2.         Tianjin New Highland’s right of exclusive purchase shall remain in force permanently after the date of this Agreement, unless terminated by one of the Parties, in which case the Party who declares termination must inform the other Party by written notice at least three (3) months prior to formal termination

III.       Products.  Tianjin New Highland shall purchase Power Hydraulics Products under written purchase orders or manufacturing agreements (hereafter referred to as “Purchase Documents”), in which description(s), specification(s), package(s) and quantities are shown Tianjin New Highland’s Purchase Document shall be in writing and signed by authorized personnel and may be sent to Power Hydraulics by facsimile or e-mail Power Hydraulics shall confirm receipt, agree to the specification and terms, and notify Tianjin New Highland after receiving Tianjin New Highland’s Purchase Documents that Power Hydraulics accepts the Purchase Documents.  No manufacture or shipments or goods by Power Hydraulics shall be made until Power Hydraulics has confirmed Purchase Documents covering said manufacture or shipment.

IV.      Price. The price of all products, services and training will be mutually agreed upon between Power Hydraulics and Tianjin New Highland prior to the signing or acceptance of any purchase Documents.

V.        Delivery Time, Port of Loading and Port of Destination.  The delivery time to the port, the port of loading and the port of destination will be mutually agreed upon m a purchase order or manufacturing contract.  Unless otherwise stated in purchase documents, Power Hydraulics Products are FOB Lake Charles.

VI.      Payment Terms. The payment terms will be mutually agreed upon in a written purchase docurrient.

VII.     Power Hydraulics’ Rights and Obligations.

1.         Power Hydraulics has the right to demand that Tianjin New Highland make payments in accordance with Purchase Documents, and if payment is not received within thirty (90) days of an agreed upon payment schedule, Power Hydraulics, at its sole discretion, may declare Tianjin New Highland in default and terminate this Purchase Document, upon written notice.

2.         Power Hydraulics shall guarantee that the quality of Power Hydraulics Products meets the mutually agreed upon specifications (“Good Quality”) detailed in a purchase document, and shall provide Tianjin New Highland with products according to the mutually agreed upon times and quantities specified in the purchase document submitted by Tianjin New Highland to, and accepted by, Power Hydraulics.

3.         Power Hydraulics shall provide Tianjin New Highland timely technical support that goes with the Power Hydraulics Products according to the Purchase Documents and manufacturer’s warranty.

VIII.    Tianjin New Highland’s Rights and Obligations.

1.         Tianjin New Highland is the exclusive purchaser and shall have the exclusive rights in the People’s Republic of China for the purchase and use of Power Hydraulics Products.

2.         Tianjin New Highland has the right to request Power Hydraulics to provide Power Hydraulics Products in a timely manner in sufficient quantities and of Good Quality and timely technical support for the Power Hydraulics Products in a manner generally accepted in the industry.

3.         Tianjin New Highland has a right, before payment or acceptance, to inspect product, shipped by Power Hydraulics at any reasonable place and time and in any reasonable manner.  When Power Hydraulics is required or authorized to send the products to

Tianjin New Highland, the inspection may be after their arrival.  Expenses of inspection may be borne by Tianjin New Highland but shall be recovered from Power Hydraulics if the goods do not conform to the Purchase Documents and are rejected.

4.         If the goods or the tender of delivery by Power Hydraulics fail in any material respect  to conform to the Purchase Documents, Tianjin New Highland may

(a)      reject the whole; or

(b)      accept the whole, or

(c)      accept any commercial unit or units and reject the rest

5.         Tianjin New Highland is solely responsible for providing the fully detailed requirements for China-specific specifications to Power Hydraulic Products so products shall comply with the import laws of the People’s Republic of China, however, in the event of refusal of entry into the People’s Republic of China and/or required re-export of Power Hydraulics products subject to this agreement, due to non-compliance on the part of Power Hydraulics with the specifications provided to them by Tianjin New Highland causing customs or other relevant agencies of the People’s Republic of China prevent entry, Power Hydraulics shall arrange for and pay for the said re-export.  Power Hydraulics shall also compensate Tianjin New Highland for any ordinary and reasonable costs or fees associated with such non-compliance incurred by Tianjin New Highland, including any consequential damages suffered by Tianjin New Highland due to its inability to use the Power Hydraulics Products within the known operating limitations.  In any case, the total compensation shall not to exceed $100,000.00 per purchase document.

6.         Tianjin New Highland shall make payment to Power Hydraulics according to every purchase document and fulfill its obligations under this Agreement.

IX.      Default

Any material breach by either Party shall he regarded as a default.  The breaching Party may be responsible for all ordinary or reasonable damages and loses arising from its default.

X.        Governing Law and Dispute Resolution

All terms and conditions of this Agreement shall be governed by the laws of the State of Louisiana, the United States of America.  Any dispute arising from or in connection with this Agreement shall be settled by arbitration in Lake Charles, Louisiana or any other mutually agreed upon location or jurisdiction.  The arbitration shall be final and binding on the Parties.

Each Party to the admiration shall cooperate with each other Party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other Party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such Party.  During the course of the arbitral panel’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

XI.      Language and Explanation of the Agreement

This Agreement shall be executed in English and translated into Chinese, but the English version shall prevail over the Chinese version with regard to the interpretation of this contract.

XII.     Other Terms

1.         Each Party agrees not to disclose any Confidential Information of the other Party and to maintain such Confidential Information in strictest confidence, to take all reasonable precautions to prevent its unauthorized dissemination and to refrain from sharing any or all of the information with any third party for any reason whatsoever except as required by court order, both during and after the termination of this Agreement.  Without limiting the scope of this duty, each Party agrees to limit its internal distribution of the Confidential Information of the other party only on a “need to know” basis and solely in connection with the performance of this Agreement, and to take steps to ensure that the dissemination is so limited.

2.         This Agreement shall come into effect from the date that both parties sign.

3.         This Agreement shall be in duplicate to be held by each Party.  Each copy shall have equal legal effect.

The Parties hereto execute this Agreement as of the date set forth above.

Power Hydraulics, LLC

/s/Daniel J. Jacobson

(Name of Authorized Signatory)

Name: Daniel J. Jacobson

Position: Director

Tianjin New Highland Science and Technology Development Company, Limited

/s/ Guoqiang Xin

(Name of Authorized Signatory)

Name: Guoqiang Xin

Position: CEO